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[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1



                               April 23, 2002

Landacorp, Inc.
4151 Ashford Dunwoody Rd.
Suite 505
Atlanta, GA  30319

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 23, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,089,339 shares (the "Shares") under the Capitated Disease Management Services, Inc. Stock Compensation Program (including the Incentive Stock Option Plan, the Supplemental Stock Option Plan, the Stock Appreciation Rights Plan, the Performance Share Plan and the Stock Bonus Plan) (the "Plan"). As legal counsel for Landacorp, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation



                                       /s/ WILSON SONSINI GOODRICH & ROSATI